Exhibit 99.1

NEWS RELEASE

Visteon Announces Departure of Chief Financial Officer

VAN BUREN TOWNSHIP, Mich., Sept. 25, 2019 — Visteon Corporation (NASDAQ: VC) today announced that Christian Garcia, executive vice president and chief financial officer, has resigned from the company to accept another position based in Houston, Texas. Garcia will continue in his current position through Oct. 31, 2019, to ensure a smooth transition for the company. Visteon’s board of directors has unanimously approved the appointment of William Robertson, former vice president and treasurer of the company, as interim CFO during the search for a permanent replacement.

“On behalf of the board and executive team, I would like to thank Christian for his dedicated service and partnership over the last three years at Visteon. He has been a valuable contributor to the Visteon management team and we all wish him well in his future endeavors,” said Sachin Lawande, president and CEO. “I would also like to welcome Bill back to Visteon in this interim role as the company searches for a permanent replacement.”

Garcia said: “Leaving the company has been a difficult decision. While this is the right personal choice, I will miss working with the Visteon team and I am confident the company’s next stage of growth is firmly underway. It has been a pleasure to be part of Visteon through a period of significant transformation, and I wish the entire team continued success.”

Garcia’s resignation is not related to any issues involving the company’s operations, financial statements, internal controls, policies or practices. The company has disclosed information about the transition in a Form 8-K filed with the Securities and Exchange Commission today.

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics and connected car solutions for the world’s major vehicle manufacturers. Visteon is driving the smart, learning, digital cockpit of the future, to improve safety and the user experience. Visteon is a global leader in cockpit electronic products including digital instrument clusters, information displays, infotainment, head-up displays, telematics, SmartCore™ cockpit domain controllers, and the DriveCore™ autonomous driving platform. Visteon also delivers artificial intelligence-based technologies, connected car, cybersecurity, interior sensing, embedded multimedia and smartphone connectivity software solutions. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of approximately $3 billion in 2018. Learn more at www.visteon.com.

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Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 — mobile

jfishe89@visteon.com

Investors:

Kris Doyle

734-710-7893

kdoyle@visteon.com

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